EXHIBIT A9



                     THE NEW AMERICA HIGH INCOME FUND, INC.


                              ARTICLES OF AMENDMENT

         The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation=s Articles of Amendment and Restatement relating to the Fund=s Series A Auction Term Preferred Stock ("ATP Series A") and Series B Auction Term Preferred Stock ("ATP Series B", and together with ATP Series A, the "ATP"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

         FIRST: The charter of the Corporation is amended by splitting and changing each issued and outstanding share of ATP Series A, par value $1.00, liquidation preference $50,000 per share, into two issued and outstanding shares of ATP Series A, each unit with a par value of $1.00 per share and a liquidation preference of $25,000 per share.

         SECOND: After the effective time of this amendment, each holder of any outstanding certificate or certificates representing shares of ATP Series A, par value $1.00 per share, liquidation preference $50,000 per share, may surrender same to the Corporation and receive in exchange therefor, a certificate or certificates representing the number of whole shares of ATP Series A, par value $1.00 per share, liquidation preference of $25,000 per share, into which the ATP Series A of the Corporation shall have been split pursuant to these Articles of Amendment. Until so surrendered, any outstanding certificates of the ATP Series A of the Corporation shall be deemed evidence of ownership of the number of whole shares of ATP Series A, par value $1.00 per share, liquidation preference of $25,000 per share, into which such outstanding shares of the Corporation shall have been split pursuant to these Articles of Amendment and shall be subject to the changes hereunder to the Articles Supplementary.

         THIRD: Article First of the Articles Supplementary is struck in its entirety and replaced with the following:

                  "Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of its Articles of Amendment and Restatement, as heretofore amended (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein called the "Articles"), the Board of Directors has, by resolution, authorized the issuance of 4,000 shares of its Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, classified into two series designated respectively: Series A Auction Term Preferred Stock and Series B Auction Term Preferred Stock."



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         FOURTH: The first sentence of the first paragraph under the heading
         "DESIGNATION" is struck in its entirety and replaced with a new sentence as follows:

                  "Series A: A series of 2,400 shares of Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, is hereby designated "Series A Auction Term Preferred Stock ("ATP Series A")."

         FIFTH: The first sentence of Section 1(a) of Part I is struck in its entirety and replaced with the following:

                  "The initial number of authorized shares constituting each series of ATP is 2,400 shares for ATP Series A and 1,600 for ATP Series B."

         SIXTH: Section 18(i) of Part I is struck in its entirety and replaced with the following:

                  "18. (i) "ATP" means the Auction Term Preferred Stock, $1.00 par value per share and liquidation preference $25,000 per share, Series A and Series B of the Corporation or any other series of Preferred Stock hereinafter designated "ATP" by Articles Supplementary or Articles of Amendment."

         SEVENTH: The second sentence of Part I Section 7(a) is struck in its entirety and replaced with the following:

                  "For this purpose, the liquidation preference for shares of the ATP Series A and ATP Series B shall be $25,000 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent."

         EIGHTH: In addition to the amendments to the Article Supplementary set forth above, said Articles Supplementary are hereby amended mutatis mutandis to the extent necessary to give effect to the reduction of the liquidation preference per share of ATP Series A from $50,000 to $25,000 and the related two-for-one split of the outstanding shares of ATP Series A set forth in Article First hereof.

         NINTH: The amendments to the Articles of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the Stockholders of the Corporation by the vote required by law.

         TENTH: These Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.

         ELEVENTH: This Amendment shall become effective on June 17, 1997 at 9:00 a.m.


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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice-President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 29th day of May, 1997.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


[Affix corporate seal]                       THE NEW AMERICA HIGH INCOME
                                             FUND, INC.
Attest:

/s/ Richard E. Floor                         By: /s/ Robert F. Birch
---------------------------                      --------------------------
Richard E. Floor, Secretary                      Robert F. Birch, President







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